Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street
Washington D.C. 20549

We were previously the independent accountants for Alliance
Institutional Reserves, Inc..   We have read their notification of
change in independent accountants made in Item 77K of Form N-SAR. We agree with the statements in the filing.




						McGladrey & Pullen, LLP


New York, New York
December 28, 1999